Exhibit(j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 188 to Registration Statement No. 002-84776 on Form N–1A of our report dated October 19, 2016 relating to the financial statements and financial highlights of Fidelity Advisor Balanced Fund, a fund of Advisor Series I, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series I for the year ended August 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 24, 2016